Exhibit 99

FOR IMMEDIATE RELEASE

BankFinancial Corporation Announces

Definitive Agreement To Acquire University National Bank

Burr Ridge, Illinois - (November 29, 2005, 3:00 p.m. CST) BankFinancial Corporation (Nasdaq – BFIN) (“BankFinancial”) announced today the signing of a definitive Stock Purchase Agreement to acquire University National Bank from University Bancorporation. Founded in 1919, University National Bank is a privately held community bank with $113 million in assets and $104 million in deposits as of September 30, 2005. University National Bank has two banking locations in the Hyde Park community in Chicago, Illinois.

BankFinancial will purchase all of the stock of University National Bank from University Bancorporation for approximately $24 million in cash, subject to various dollar for dollar closing adjustments. The purchase price represents a deposit premium of approximately 15.4% prior to valuation adjustments. The transaction will be treated, for federal and state income tax purposes, as a purchase of University National Bank’s assets pursuant to applicable provisions of the Internal Revenue Code, making the goodwill and core deposit intangible arising from the transaction tax-deductible. BankFinancial expects the transaction to be accretive to earnings within the first year, excluding the impact of transaction related expenses.

In making the announcement, BankFinancial Chairman and CEO F. Morgan Gasior said, “University National Bank is a highly-regarded community bank with outstanding customers and employees, and two desirable banking offices that compliment our branch network very well. We are enthusiastic about extending our products and services to customers in Hyde Park, its neighboring communities, and the University of Chicago.”

Ronald L. Duitsman, Chairman and CEO of University National Bank, added, “We’re pleased to be joining BankFinancial. We see the relationship as a very good fit. It will allow us to offer greater convenience and a broader range of products and services to our customers, and BankFinancial’s community banking philosophy and excellent technological capabilities will allow us to continue, and even improve upon, our longstanding commitment to customer convenience and service.”

The transaction is subject to customary closing conditions, including the receipt of all necessary approvals from regulatory authorities, and is expected to close by the second quarter of 2006. University National Bank will be merged into BankFinancial, F.S.B., a wholly owned subsidiary of BankFinancial Corporation, immediately following the completion of the transaction.

BankFinancial Corporation will conduct a conference call on Wednesday, November 30, 2005, at 9:30 a.m. CST, to discuss the transaction. The conference call may be accessed by calling 888-396-2384 and using participant passcode 55598736. The conference call will be simultaneously webcast at www.bankfinancial.com, Stockholder Information page and archived through 5:00 p.m. CST on December 7, 2005. Supplemental transaction and financial information referenced in the conference call will also be available on our website after 5:00 p.m. CST today.

BankFinancial Corporation is the holding company for BankFinancial, F.S.B., a full-service, community-oriented savings bank providing financial services to individuals, families and businesses through 16 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. At September 30, 2005, BankFinancial Corporation had total assets of $1.6 billion, total deposits of $1.0 billion and stockholders’ equity of $325 million.

This press release is available on BankFinancial’s Internet site, www.bankfinancial.com, Stockholder Information page.

Forward-Looking Information

Statements contained in this news release that are not historical facts constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. BankFinancial Corporation (“BankFinancial”) intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. These forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of BankFinancial, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “plan,” or similar expressions. BankFinancial’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted. BankFinancial undertakes no obligation to update these forward-looking statements in the future.

Factors which could have a material adverse effect on operations and could affect management’s outlook or future prospects of BankFinancial and its subsidiaries include, but are not limited to, unanticipated difficulties or delays in obtaining requisite stockholder or regulatory approval, difficulties in achieving anticipated cost savings related to the operation of the acquired banking offices or higher than expected costs related to the transaction, unanticipated changes in interest rates or flattening of the yield curve, deteriorating economic conditions which could result in increased delinquencies in University National Bank’s loan portfolio, higher than expected overhead, infrastructure and compliance costs needed to support growth in BankFinancial’s operations, legislative or regulatory developments, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of University National Bank’s loan or investment portfolios, demand for loan products, secondary mortgage market conditions, deposit flows, competition, demand for financial services and residential real estate in University National Bank’s market areas, unanticipated slowdowns in real estate lot sales or problems in closing pending real estate contracts, delays in real estate development projects, the possible short-term dilutive effect of other potential acquisitions, if any, and changes in accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

For Further Information

Contact:	Shareholder, Analyst and Investor Inquiries:	Media Inquiries:

	Terry Wise, VP – Investor Relations BankFinancial Corporation Telephone: 630-242-7151	Gregg Adams, EVP – Marketing & Sales BankFinancial Corporation Telephone: 630-242-7234